EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2003	2002	2001	2000	1999
Net income	$3,208,820	$3,217,544	$2,944,565	$3,282,921	$3,018,327
Weighted Average
Shares Outstanding	676,380	687,216	696,674	704,498	705,331
Per Share Amount	$4.75	$4.68	$4.23	$4.66	$4.28

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared Per share

	December 31,
	2003	2002	2001	2000	1999
Cash dividends	$1,240,872	$1,200,309	$1,113,627	$1,020,487	$881,664
Weighted
Average shares outstanding	676,380	687,216	696,674	704,498	705,331
Per Share Amount	$1.85	$1.75	$1.60	$1.45	$1.25

Shareholders’ Equity/Shares Outstanding at period end = Book Value per share

	December 31,
	2003	2002	2001	2000	1999
Shareholders’ Equity	$34,061,554	$34,203,659	$33,037,452	$31,741,165	$28,916,718
Shares outstanding	664,788	683,660	693,287	702,548	705,331
Per Share Amount	$51.24	$50.03	$47.65	$45.18	$41.00

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2003	2002	2001	2000	1999
Net Income	$3,209	$3,218	$2,945	$3,283	$3,018
Average Assets	$284,725	$280,598	$268,265	$250,577	$234,279
Return on Average Assets	1.13%	1.15%	1.10%	1.31%	1.29%

Net Income/Average Shareholders’ equity = Return on Average Equity
	(In Thousands) December 31,
	2003	2002	2001	2000	1999
Net Income	$3,209	$3,218	$2,945	$3,283	$3,018
Average
Shareholders’ Equity	$32,838	$31,868	$31,534	$29,893	$28,238
Return on Average Equity	9.77%	10.10%	9.34%	10.98%	10.69%

Cash dividends per share/ Net income per share = Dividends Payout Ratio

	December 31,
	2003	2002	2001	2000	1999
Cash dividends per share	$1.85	$1.75	$1.60	$1.45	$1.25
Net income per share	$4.75	$4.68	$4.23	$4.66	$4.28
Dividend Payout Ratio	38.95%	37.31%	37.83%	31.12%	29.21%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2003	2002	2001	2000	1999
Average
Shareholders’ Equity	$32,838	$31,868	$31,534	$29,893	$28,238
Average Assets	$284,725	$280,598	$268,265	$250,577	$234,279
Average Equity to Average Assets	11.53%	11.36%	11.75%	11.93%	12.05%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2003	2002	2001	2000	1999
Total loans	$201,697	$175,157	$152,158	$151,800	$143,777
Total deposits	$241,724	$239,039	$237,971	$219,168	$201,738
Loan to Deposit Ratio	83.44%	73.28%	63.94%	69.26%	71.27%

Allowance for Loan Loss/ Total Loan = Allowance To Total Loan Ratio
	(In thousands) December 31,
	2003	2002	2001	2000	1999
Allowance	$2,702	$2,326	$2,261	$2,359	$1,888
Total loans	$201,697	$175,157	$152,158	$151,800	$143,777
Allowance to total Loan ratio	1.34%	1.33%	1.49%	1.55%	1.31%